EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "***Agreement***") is made as of June 10th. 2025, by and between **DAVID MADSEN**, an individual ("***Executive***"), and **WELLGISTICS HEALTH, INC**., a Delaware corporation (the "***Company***").

WHEREAS, the Company desires to employ Executive as its Chief Operating Officer ("***COO***"), and Executive desires to be employed by the Company as its COO, in each case, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties each hereby agree as follows:

1. **Term**. The term Executive's employment hereunder shall commence on July 10th, 2025 (the "***Start Date***") and shall continue for a period of three (3) years after the Start Date unless terminated earlier pursuant to Section 4 (the "***Initial Term***"); *provided*, that, the term of Executive's employment will automatically renew for successive one-year periods (each such period, a "***Renewal Term***") unless Executive or the Company provides written notice of his/its intention to terminate Executive's employment with the Company not less than ninety (90) days prior to the end of the Initial Term or then-current Renewal Term, as applicable. The period commencing on the Start Date and continuing through the earlier of (a) the date on which Executive's employment is terminated pursuant to Section 4, or (b) the expiration of the Initial Term or then-current Renewal Term, as applicable, is referred to herein as the "***Term***."

2. **Duties**. During the Term, Executive will diligently and faithfully devote his entire business time, attention, and energies to the performance of his duties, responsibilities and obligations hereunder (as may be modified from time to time by the Board (as defined herein), his "***Duties***"). Executive's title will be COO. Executive's Duties shall be consistent with such duties as are customarily performed by an individual holding an officer position in other businesses or enterprises of similar size and nature as the Company and as are assigned by the Board of Directors of the Company (the "***Board***"). Executive will perform his Duties in accordance in all material respects with the Company's then-current rules, policies, regulations, directions and restrictions, in each case, that are made known to Executive.

3. **Compensation**.

a) **Base Salary**. In consideration for Executive's performance of his Duties hereunder, during the Term, the Company will pay to Executive a base salary at the rate of $450,000 per annum (the "***Base Salary***"), subject to applicable tax and payroll withholdings and deductions and payable in regular installments in accordance with the Company's general payroll practices and procedures.

b) **Discretionary Bonus**. As additional consideration for Executive's performance of his Duties hereunder, at the end of each calendar year during the Term beginning with the calendar year ending on December 31, 2025, Executive shall be eligible to receive a discretionary bonus as a short term incentive (the "***Bonus***"), in an amount determined by the Board in its sole discretion. At its discretion, the Board may also establish targets to be used to determine the amount of any Bonus payable for that fiscal year ("***Bonus Target***"). For avoidance of doubt, Executive must be employed for the duration of the fiscal year to which the Bonus pertains in order to have earned such bonus. The Company shall pay to Executive the Bonus, if any, within ninety (90) days of the

completion of the audit of the Company's financial statements for the calendar year to which such Discretionary Bonus is attributable. The Discretionary Bonus shall be subject to applicable tax and payroll withholdings and deductions.

c) **Performance Bonus.** As additional consideration for Executive's performance of his Duties hereunder, at the end of each calendar year during the Term beginning with the calendar year ending on December 31, 2025, Executive shall also be eligible for an annual performance bonus equal to a percentage of his Base Salary as determined by the Compensation Committee and based on performance metrics agreed upon in advance by the Executive and the Compensation Committee.

d) **Benefits**. During the Term, Executive shall be eligible to participate in all of the Company's employee benefit plans, policies and programs as are available to senior executive employees of the Company, on the terms provided in any such plan or policy documents governing such plans, policies and/or programs including, without limitation, the Plan.

e) **Reimbursement of Expenses**. The Company shall reimburse Executive for documented expenses reasonably incurred by Executive during the Term in accordance with the Company's policies and procedures from time to time in effect and applicable state laws and tax regulations. Executive will submit any reimbursement requests in compliance with such policies and procedures and deliver to the Company any supporting documentation with respect to such expenses upon the reasonable request of the Company.

f) **Car Allowance**. The Company shall provide the Executive an automobile allowance of $1,000 per month during the term of Executive's employment hereunder.

g) **Signing and Relocation Allowance**. Upon the Company's completion of a funding round, the Company shall provide the Executive a signing bonus and relocation allowance in the total amount of $50,000.

4. **Termination.**

a) Termination Circumstances. Executive's employment with the Company will terminate under the following circumstances: (i) upon the expiration of the Initial Term or the then-current Renewal Term, as applicable, in accordance with Section 1; (ii) upon Executive's death; (iii) at the Company's option for Cause (as defined herein) immediately upon written notice (which notice shall specify the Cause) to Executive; (iv) at Executive's option for Good Reason (as defined herein) immediately upon written notice (which notice shall specify the Good Reason) to the Company; (v) by Executive at any time and for any reason or no reason, by delivering ninety (90) days' prior written notice of such termination to the Company; and (vi) by the Company at any time and for any reason or no reason, by delivering sixty (60) days' prior written notice of such termination to Executive. The effective date of termination of the Term shall be referred to herein as the "***Termination Date***."

b) Termination Benefits. Upon the termination of Executive's employment with the Company in accordance with Section 4(a), Executive's rights and the Company's obligations hereunder shall immediately and automatically terminate; *provided*, that the Company shall pay to Executive the following benefits (the "***Termination Benefits***"): (i) Executive's earned but unpaid Base Salary through the Termination Date, and (ii) any unpaid expenses properly submitted through the Termination Date.

c) Severance. If Executive's employment with the Company is terminated (i) by the

Company without Cause in accordance with Section 4(a)(vi), or (ii) by Executive for Good Reason in accordance with Section 4(a)(iv), and provided that Executive executes and delivers an irrevocable general release in favor of the Company and its affiliates, in addition to the Termination Benefits, the Company will continue to pay Executive a payment representing six (6) months of Executive's then-current Base Salary ("***Salary Continuation Payment***"). The Salary Continuation Payment will be paid to Executive beginning on the Company's next regular payroll date following Executive's signing the Release Agreement, and not revoking it within seven (7) days thereafter, which shall in no event be later than sixty (60) days after the termination date, and will continue thereafter on the Company's regular payroll dates. Executive shall not be entitled to any other severance pay under any Company policies generally applicable to full-time and part-time associates employed by the Company.

d) Other than expressly set forth in Section 4(b) and 4(c), Executive will not be entitled to any other payments or benefits upon termination of his employment with the Company and coverage under all the Company's benefit plans and programs will terminate effective as of the Termination Date, except to the extent required by applicable law or otherwise expressly provided in such plans or programs.

e) "***Cause***" means (i) Executive's material breach of a material term of this Agreement, which breach remains uncured for a period of ten (10) days after Executive receives written notice from the Company specifying in reasonable detail the nature of such breach; (ii) Executive's intentional misconduct or gross negligence in the performance of his Duties; (iii) Executive's embezzlement, fraud or engaging in any conduct that would constitute a felony or misdemeanor involving moral turpitude or having (or that could have if known publicly) an adverse effect on the Company or its business, operations, reputation or goodwill; (iv) Executive's breach of a covenant set forth in Section 5, which breach is reasonably likely to be materially injurious to the Company or any of its affiliates, financially or otherwise; (v) Executive's material breach of a statutory or common law duty of loyalty to the Company or any of its affiliates; (vi) Executive's knowing and intentional engagement in conduct which is materially injurious to the Company or any of its affiliates, financially or otherwise; (vii) Executive's failure to comply in all material respects with the Company's policies, as in effect from time to time, in such a manner that is materially injurious to the Company or any of its affiliates, financially or otherwise; *provided*, *however*, that in the case of clause (i) above, the Company shall not be required to provide such written notice more than once for the same conduct or twice during the Term.

f) "***Good Reason***" means (i) the failure of the Company to make any undisputed payment due to Executive pursuant to this Agreement within ten (10) days after the date of receipt of written notice from Executive stating that such undisputed payment is past due; (ii) the Company's material breach of any other material term of this Agreement and failure to cure such breach within fifteen (15) days of the Company's receipt of written notice from Executive specifying in reasonable detail the nature of such breach; (iii) a material diminution in Executive's title, position or authority at the Company; or (iv) a reduction in Executive's Base Salary of more than twenty percent (20%) in a single year.

5. **Restrictive Covenants.**

a) Exclusive Nature of Employment. During the Term, Executive shall not engage in any business or activity, whether for gain, profit or other pecuniary advantage or on a volunteer basis, without the Company's express, prior written approval, which approval shall not be

unreasonably withheld, delayed or conditioned. Executive may invest his assets in such form or manner as he chooses so long as (i) such investment will not require any substantial time or services on Executive's part either as a condition of such investment or in the business, operations or affairs of the enterprise in which such investment is made, and (ii) Executive's investments do not result in an actual, potential or perceived conflict of interest, in any diversion of corporate opportunity from the Company, in any breach of Executive's fiduciary duty to the Company and/or in any breach of Section 6 hereof.

b) Non-Competition. Executive acknowledges that the services to be provided hereunder are unique and that their loss would cause irreparable injury to the Company. Executive further acknowledges that she will be exposed and introduced to the confidential information and the long-standing customer and other business relations of the Company during and as a result of her employment with the Company and that such confidential information and business relations would be difficult, if not impossible, for the Company to replace, and that this provision of this Agreement is intended to protect such information and relations. Therefore, in order to induce the Company to enter into this Agreement, Executive covenants and agrees that during the period (the "***Restricted Period***") commencing on the Start Date and continuing until the date that is twelve (12) months after the Termination Date, Executive will not, directly or indirectly, engage in (whether as an employee, consultant, proprietor, partner, director, shareholder, member, manager, agent, consultant, volunteer, contractor or otherwise), have any ownership interest in, or participate in the financing, operation, management or control of, any Competing Organization (as defined herein) which does business anywhere within the Restricted Territory (as defined in herein). Notwithstanding anything in this Agreement to the contrary, Executive's passive ownership of no more than five percent (5%) of the outstanding voting or profits interest of any publicly held entity or business shall not in and of itself constitute a violation of this Section 7(a).

c) Non-Interference. During the Restricted Period, Executive shall not directly or indirectly (i) solicit any vendor, supplier, distributor, contractor or other business affiliate of the Company (or any of the Company's affiliates) for business that is competitive with the business in which the Company is engaged as of Executive's Termination Date or was engaged during the one (1) year period immediately preceding the Termination Date; (ii) induce any such person or entity to terminate his/its business relationship with the Company (or with any of the Company's affiliates); or (iii) interfere in any other manner with the business relationship between the Company (or any of its affiliates) and any such person or entity.

d) Non-Solicitation. During the Restricted Period, Executive shall not directly or indirectly (i) solicit or hire any associate, employee, contractor, consultant or agent of the Company (or any of the Company's affiliates) to join a Competing Organization; (ii) induce any such person or entity to terminate his/its employment with or engagement by the Company (or any of the Company's affiliates); or (iii) interfere in any other manner with the business relationship between the Company (or any of its affiliates) and any such person or entity.

e) Confidentiality and Non-Disclosure. Executive will not disclose to anyone, or use or otherwise exploit for Executive's or any other entity's own benefit or for the benefit of anyone other than the Company, any confidential information, including, without limitation, any know-how, trade secrets, employee information and data, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, acquisition plans of the Company related to the Company's business or any portion or phase of any scientific or technical

information, ideas, discoveries, designs, computer programs (including source or object codes), process, procedure, formula or improvement of the Company that is valuable and not generally known to the competitors of the Company, whether or not in written or tangible form, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof (hereinafter referred to as "***Confidential Information***"). For purposes of this Agreement, the term "***Confidential Information***" does *not* include, and there shall be no obligation hereunder with respect to information (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by Executive, (ii) is independently derived by Executive using publicly available information or (iii) is or becomes available to Executive on a non-confidential basis from a source that is entitled to disclose it to Executive. Executive shall not have any obligation hereunder to keep confidential any Confidential Information if and to the limited extent disclosure of any thereof is required by law, or to be necessary to comply with any legal or regulatory order, regulation or requirement; *provided*, *however*, that in the event disclosure is required by law or any legal or regulatory order, regulation or requirement, Executive shall provide the Company with prompt written notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order or other relief.

f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (A) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company's trade secrets to Executive's attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

g) Return of Property/Confidential Information. On or as soon as reasonably practicable following the Termination Date (and in any event no later than ten (10) days following the Termination Date), Executive will deliver to the Company: (i) all property of the Company or any of its affiliates then in Executive's possession or under his control; and (ii) all documents and data of any nature and in whatever medium of the Company or any of its affiliates, and Executive shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

h) Injunctive Relief. Executive agrees that any breach or threatened breach by him of this Section 5 will result (and/or poses the great danger of resulting) in irreparable harm to the Company, and that in the event of such a breach or threatened breach, the Company may enforce such provisions in court and obtain injunctive relief, without posting bond or security of any type and without foregoing any damages or other relief to which it may be entitled in law or at equity. Furthermore, to the extent Executive is found to have breached any provision of this Section 5, any applicable Restricted Period will automatically be extended for an additional year.

i) Certain Definitions. For purposes of this Section 5, the following terms shall have the meanings specified:

i. "***Competing Organization***" means any person or entity, including

Executive, engaged in, or about to become engaged in, the development, marketing, providing or selling of Competing Products/Services anywhere within the Restricted Territory.

ii. "***Competing Products/Services***" means products, processes or services of any person or entity other than the Company in existence or under development, that are substantially the same as, or that serve substantially the same functions as, the products and services designed, developed, manufactured, marketed, provided, or under development by the Company during the time of Executive's employment by the Company or about which Executive acquires Confidential Information through or as a result of Executive's work for the Company. Without limiting the foregoing, Competing Products/Services specifically includes business to consumer (B2C) web-based platforms enabling commerce between patients, providers and pharmacy networks.

iii. "***Restricted Territory***" means any state, city, county, parish or similar division or subdivision of the United States (and the surrounding metropolitan area thereof), and any city, province or other similar division or subdivision of Canada (and the surrounding metropolitan area thereof), in which the Company has a physical presence or transacts business, as well as any such location (and the metropolitan area thereof) in which the Company has taken material steps to transact business or establish a physical presence as of the Termination Date.

6. **Representations and Warranties**. Executive represents and warrants to the Company that:

a) he is entering this Agreement knowingly and voluntarily, with a full understanding of each provision hereof;

b) his execution, delivery and performance of this Agreement do not and will not breach or violate any other agreement, order, judgment or decree to which Executive is a party or is otherwise bound;

c) he has had ample opportunity to obtain legal counsel of his choosing during the negotiation and prior to the execution of this Agreement, and whether he choses to obtain such representation is and was solely within his province and discretion and solely his responsibility and choice;

d) he is not bound by written agreement, employment agreement or other obligation that would prohibit him from accepting employment under the terms stated herein, and that Executive understands that, as an express condition of his employment, he is prohibited from using, disclosing or relying in any manner on any confidential or proprietary information from any third party and/or former employer.

7. **Notice**. All notices and other communications to be delivered under this Agreement must be in writing and are deemed duly delivered (a) on the date of delivery when delivered by hand on a business day, (b) on the business day designated for delivery if sent by

reputable overnight courier maintaining records of receipt, and (c) on the date of transmission when sent by email or other electronic transmission during normal business hours on a business day, with confirmation of transmission by the transmitting equipment; *provided, however*, that any such communication delivered by email or other electronic transmission shall only be effective if within two (2) business days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the business day immediately succeeding such day of deposit, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to the Company:

Wellgistics Health, Inc.
3000 Bayport Drive
Suite 950
Tampa, FL 33607
Attn: Chief Executive Officer

If to Executive, to the last address listed in his personnel file with the Company.

8. **Severability**. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and enforceable to the fullest extent possible under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the parties intend for such court (and hereby authorize such court) to revise such provision to the limited extent necessary to render it valid and enforceable under applicable law, or if necessary stricken, and the remainder of the provisions of this Agreement shall continue in full force and effect as if the provision had been originally written as so limited or had not been included. he parties' authority and consent to reform or limit the provisions of this Agreement specifically apply to the duration, scope and other provisions of Section 5. Notwithstanding anything set forth in this Section 8 or in this Agreement generally, the compensation and benefit terms of this Agreement are essential to this Agreement and may not be altered, amended, modified or otherwise narrowed, by a court of competent jurisdiction or otherwise, without both parties' express written agreement.

9. **Waiver of Breach.** The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate, or be construed, as a waiver of any other breach of such other party. Nor shall such waiver be effective unless in writing and signed by the party waiving the breach.

10. **Assignment**. Executive may not assign, transfer, pledge, encumber or otherwise dispose of this Agreement or any of his respective rights or obligations hereunder, without the prior written consent of the Company. The Company may assign, transfer, pledge, encumber or otherwise dispose of its rights hereunder without Executive's consent.

11. **GOVERNING LAW**. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES. NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE

OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON.

12. **Arbitration**. All claims or controversies between the parties arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, by a single arbitrator (selected in accordance with the selection procedures and criteria of the American Arbitration Association). The arbitration shall take place in Florida, U.S.A.; the language of the arbitration shall be English; and the costs of the arbitration (including, without limitation, the arbitrator's fees) shall be borne equally between the parties. The arbitrator shall be empowered to permit reasonable discovery (including written discovery and a reasonable number of depositions), and shall have the authority to award all forms of relief determined to be just and equitable. Any arbitral award rendered pursuant to this Section 12 shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. For purposes of this Section 12, each party hereby consents to the exclusive jurisdiction of any state or federal court sitting in Florida, U.S.A. for enforcement of any arbitral award entered pursuant to this provision, and each such party (i) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, (ii) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, (iii) waives any bond, surety or other security that might be required of any other party with respect thereto, and (iv) agrees that any party may make service on any other party by sending or delivering a copy of the process to such party at the address and in the manner provided in Section 7 above or in any other manner permitted by applicable law. Notwithstanding the above, the Company may seek injunctive relief in a court of competent jurisdiction in Florida, U.S.A., or elsewhere as legally necessary, to prevent Executive's breach or threatened breach of any provision of Section 5 hereof.

13. **Section 409A**

a) Except as specifically provided otherwise herein, all reimbursements due Executive hereunder shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b) To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Internal Revenue Code of 1986, as amended ("***Section 409A***"), and to the extent that such payment or benefit is payable upon Executive's termination of employment, then such payments or benefits shall be payable only upon Executive's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

c) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

d) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute

deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

14. **Entire Agreement**. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and renders null and void all prior and contemporaneous promises, agreements and understandings, written or oral, with respect to such subject matter. This Agreement may not be amended, modified, or terminated (other than as expressly stated herein) other than in an express written agreement signed by both parties hereto.

15. **Counterparts**. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same instrument. An electronically transmitted signature shall have the same force and effect as an original.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement, effective as of the date first set forth above, each of his/its own free act and deed, without duress, intimidation or coercion and without relying on any promises or representations other than those expressly set forth herein.

EXECUTIVE	**WELLGISTICS HEALTH, INC.**
David Madsen	By:
David Madsen	Brian Norton, CEO